Timken Reports Strong Fourth-Quarter and Full-Year 2022 Results

•Sales of $1.08 billion in the fourth quarter, up 7 percent in total and 10 percent organically from last year
•Fourth-quarter EPS of $1.32; adjusted EPS of $1.22
•Record full-year 2022 EPS of $5.48; record adjusted EPS of $6.02
•Starting in 2023, adjusted EPS will be revised to exclude acquisition intangible amortization expense
•Company provides initial estimate for 2023 EPS of $5.80-$6.40, with adjusted EPS of $6.50-$7.10

NORTH CANTON, Ohio: February 6, 2023 — The Timken Company (NYSE: TKR; www.timken.com), a global leader in engineered bearings and industrial motion products, today reported fourth-quarter 2022 sales of $1.08 billion, up 7.4 percent from the same period a year ago. The increase was driven by strong organic growth across most end-market sectors, and the favorable impact of acquisitions (net of divestitures), partially offset by unfavorable foreign currency translation. Organically, fourth-quarter sales were up 10.2 percent versus the prior year, with volume and pricing both contributing meaningfully.

Timken posted net income in the fourth quarter of $97.2 million or $1.32 per diluted share. This compares to net income of $62.9 million or $0.82 per diluted share for the same period a year ago. The year-on-year increase in net income primarily reflects the impact of positive price/mix and higher volume, partially offset by higher manufacturing and SG&A costs, and higher interest expense.

Excluding special items, adjusted net income in the fourth quarter was $89.6 million or $1.22 per diluted share, a record for the fourth quarter. This compares to adjusted net income of $59.6 million or $0.78 per diluted share for the same period in 2021.

Net cash from operations for the fourth quarter was $241.5 million, and free cash flow was $185.6 million. During the quarter, the company returned $40.8 million of cash to shareholders through dividends and the repurchase of 250 thousand shares of company stock. Also, among recent developments, Timken acquired the assets of American Roller Bearing Co., which will enhance the company’s strong market position in engineered bearings. In addition, Timken announced an agreement to acquire Nadella Group, which will expand the company’s linear motion portfolio in attractive market sectors. In total, these two businesses generated revenue of approximately $140 million in 2022.

“We delivered excellent results in the fourth quarter, driven by strong execution and improved price-cost performance,” said Richard G. Kyle, Timken president and chief executive officer. “In 2022, Timken continued to grow its position as a diversified industrial leader and delivered record revenue and earnings per share with solid operating margin expansion. We have the right strategy, the right team and the right portfolio in place to continue our positive momentum heading into 2023.”

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2022 Full-Year Results and Highlights

For 2022, sales were $4.5 billion, up 8.8 percent compared with 2021. The increase was primarily driven by organic growth across most end-market sectors, as well as the impact of higher pricing and acquisitions, partially offset by unfavorable foreign currency translation. Organically, 2022 sales were up 11.6 percent versus 2021.

Net income was $407.4 million or a record $5.48 per diluted share for the year, compared with net income of $369.1 million or $4.79 per diluted share a year ago. The year-over-year increase primarily reflects positive price/mix and the impact of higher volume, partially offset by higher operating costs and interest expense, a higher tax rate, and the net unfavorable impact of impairment charges and other special items (detailed in the attached tables).

Excluding special items, adjusted net income was $447.8 million or a record $6.02 per diluted share in 2022. This compares with adjusted net income of $363.4 million or adjusted earnings of $4.72 per diluted share in 2021.

Net cash from operations for the full year was $463.8 million, and free cash flow was $285.4 million. Timken ended the year with a strong balance sheet; net debt to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was 1.9 times as of December 31, 2022.

Among other highlights in 2022, the company:

•Bolstered its engineered bearings portfolio with the acquisition of GGB Bearings, a global supplier of highly engineered and customized plain bearings and a leader in metal polymer bearings;

•Expanded its robotics and automation offering in attractive end market sectors with the acquisition of Spinea, a technology leader in highly engineered cycloidal reduction gears and actuators;

•Repurchased 3.25 million shares, or over 4 percent of outstanding shares, and increased its quarterly dividend. In 2022, the company achieved 100 years of paying quarterly dividends and marked its ninth consecutive year of higher annual dividends. In total, Timken returned $303 million to shareholders during the year through dividends and share repurchases; and

•Was named one of America’s Most Responsible Companies for the third straight year by Newsweek magazine and Statista Inc. This recognition is a testament to Timken’s strong core values and commitment to corporate social responsibility.

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Fourth-Quarter 2022 Segment Results

Process Industries sales of $586.4 million increased 11.1 percent from the same period a year ago. The increase was driven by organic growth across all sectors led by distribution, heavy industries and general industrial, and the favorable impact of acquisitions (net), partially offset by unfavorable foreign currency translation.

EBITDA for the quarter was $137.1 million or 23.4 percent of sales, compared with EBITDA of $104.4 million or 19.8 percent of sales for the same period a year ago. The increase in EBITDA was driven primarily by the impact of positive price/mix and higher volume, partially offset by higher manufacturing and SG&A costs and the unfavorable impact of currency.

Excluding special items (detailed in the attached tables), adjusted EBITDA in the quarter was $142.9 million or 24.4 percent of sales, compared with $105.3 million or 20.0 percent of sales in the fourth quarter last year.

Mobile Industries sales of $495.6 million increased 3.3 percent compared with the same period a year ago. The increase was driven by organic growth across most sectors led by off-highway and rail, partially offset by unfavorable foreign currency translation.

EBITDA for the quarter was $52.9 million or 10.7 percent of sales, compared with EBITDA of $40.0 million or 8.3 percent of sales for the same period a year ago. The increase in EBITDA was driven primarily by positive price/mix, partially offset by higher manufacturing and SG&A costs.

Excluding special items (detailed in the attached tables), adjusted EBITDA in the quarter was $56.2 million or 11.3 percent of sales, compared with $41.3 million or 8.6 percent of sales in the fourth quarter last year.

2023 Outlook

Going forward, Timken is revising its adjusted earnings and adjusted earnings per share calculations to exclude acquisition intangible amortization expense. Amortization expense has grown in recent years driven by acquisitions, and the company believes this change will better reflect its core operating earnings and improve comparability versus peers.

Timken is setting an initial outlook for 2023 earnings per diluted share in the range of $5.80 to $6.40. Excluding acquisition intangible amortization expense and other special items, the company estimates that 2023 adjusted earnings per diluted share will be in the range of $6.50 to $7.10. The company expects 2023 revenue to be up approximately 6 percent in total at the midpoint from 2022.

“We are planning for 2023 to be another year of growth for The Timken Company,” said Kyle. “We expect to benefit from favorable price-cost, organic outgrowth initiatives, improving operational execution and the impact of our recent acquisitions. While uncertainty remains elevated, we continue to see healthy demand and the year is already off to a strong start.”

Kyle continued, “We are projecting a sizeable step-up in operating cash flow this year and we will continue to create value through our disciplined approach to capital allocation. Our team is excited about the opportunities in front of us and confident in our strategy to drive profitable growth and strong shareholder returns over time.”

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Conference Call Information

Timken will host a conference call today at 11 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:        Monday, February 6, 2023
11:00 a.m. Eastern Time
Live Dial-In: 844-200-6205
Or 646-904-5544
Access Code: 887962
(Call in 10 minutes prior to be included.)

Conference Call Replay:    Replay Dial-In available through
Feb. 20, 2023:
866-813-9403 or 929-458-6194
Replay Passcode: 935474

Live Webcast:        http://investors.timken.com

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) designs a growing portfolio of engineered bearings and industrial motion products. With more than a century of knowledge and innovation, we continuously improve the reliability and efficiency of global machinery and equipment to move the world forward. Timken posted $4.5 billion in sales in 2022 and employs more than 19,000 people globally, operating from 46 countries. Timken has been recognized among America’s Most Responsible Companies by Newsweek, the World’s Most Ethical Companies® by Ethisphere and America’s Best Employers, America's Best Employers for New Graduates and America’s Best Employers for Women by Forbes.

Certain statements in this release (including statements regarding the company's forecasts, estimates, plans and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading “2023 Outlook," are forward-looking.
The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full year of 2022; the company's ability to respond to the changes in its end markets that could affect demand for the company's products or services; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; logistical issues associated with port closures or congestion, delays or increased costs; the impact of changes to the company’s accounting methods; political risks associated with government instability; recent world events that have increased the risks posed by international trade disputes, tariffs, sanctions and hostilities; weakness in global or regional general economic conditions and capital markets; the impact of inflation on employee expenses, shipping costs, raw material costs, energy and fuel prices, and other production costs; the company’s ability to satisfy its obligations under its debt agreements and renew or refinance borrowings on favorable terms in a rising interest rate environment; fluctuations in currency valuations; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including realizing any accretion, synergies, and expected cashflow generation within expected timeframes or at all; fluctuations in customer demand; the impact on the company's pension obligations and assets due to changes in interest rates, investment performance and other tactics designed to reduce risk; the introduction of new disruptive technologies; unplanned plant shutdowns; the effects of government-imposed restrictions, commercial requirements, and company goals associated with

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climate change and emissions or other waste reduction initiatives; unanticipated litigation, claims, investigations or assessments; the company’s ability to maintain positive relations with unions and works councils; the company’s ability to compete for skilled labor and to attract, retain and develop management and other key employees; negative impacts to the company’s operations or financial position as a result of COVID-19 or other epidemics and associated governmental measures; and the company's ability to complete and achieve the benefits of announced plans, programs, initiatives, acquisitions and capital investments. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2021, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Media Relations:
Scott Schroeder
234.262.6420
scott.schroeder@timken.com

Investor Relations:
Neil Frohnapple
234.262.2310
neil.frohnapple@timken.com

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The Timken Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$1,082.0	$1,007.3	$4,496.7	$4,132.9
Cost of products sold	785.9	774.2	3,208.6	3,030.4
Gross Profit	296.1	233.1	1,288.1	1,102.5
Selling, general & administrative expenses	167.3	146.3	637.1	580.5
Impairment and restructuring charges	1.8	0.7	44.1	8.9
Operating Income	127.0	86.1	606.9	513.1
Non-service pension and other postretirement income	14.6	12.4	9.3	18.3
Other income, net	4.1	1.4	5.5	1.7
Interest expense, net	(21.6)	(13.2)	(70.8)	(56.5)
Income Before Income Taxes	124.1	86.7	550.9	476.6
Provision for income taxes	25.0	20.0	133.9	95.1
Net Income	99.1	66.7	417.0	381.5
Less: Net income attributable to noncontrolling interest	1.9	3.8	9.6	12.4
Net Income Attributable to The Timken Company	$97.2	$62.9	$407.4	$369.1

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings per share	$1.34	$0.83	$5.54	$4.86
Diluted Earnings per share	$1.32	$0.82	$5.48	$4.79

Average Shares Outstanding	72,666,994	75,641,174	73,602,247	75,885,316
Average Shares Outstanding - assuming dilution	73,578,675	76,594,491	74,323,839	77,006,589

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BUSINESS SEGMENTS
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2022	2021	2022	2021

Mobile Industries
Net sales	$495.6	$479.7	$2,106.5	$1,965.7
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$52.9	$40.0	$217.1	$240.1
EBITDA Margin (1)	10.7%	8.3%	10.3%	12.2%
Process Industries
Net sales	$586.4	$527.6	$2,390.2	$2,167.2
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$137.1	$104.4	$621.5	$506.3
EBITDA Margin (1)	23.4%	19.8%	26.0%	23.4%
Unallocated corporate expense	$(14.6)	$(11.2)	$(50.0)	$(46.1)
Corporate pension and other postretirement benefit related income (expense) (2)	12.3	8.0	(2.9)	(0.3)
Acquisition-related gain (3)	—	—	—	0.9

Consolidated
Net sales	$1,082.0	$1,007.3	$4,496.7	$4,132.9
Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$187.7	$141.2	$785.7	$700.9
EBITDA Margin (1)	17.3%	14.0%	17.5%	17.0%

(1) EBITDA is a non-GAAP measure defined as operating income plus other income (expense) and excluding depreciation and amortization. EBITDA Margin is a non-GAAP measure defined as EBITDA as a percentage of net sales. EBITDA and EBITDA Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.  Management believes that reporting EBITDA and EBITDA Margin is useful to investors as these measures are representative of the core operations of the segments and Company, respectively.

(2) Corporate pension and other postretirement benefit related income (expense) primarily represents actuarial (losses) and gains that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial (losses) and gains in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(3) The acquisition-related gain represents a bargain purchase price gain on the acquisition of the assets of Aurora Bearing Company ("Aurora") that closed on November 30, 2020.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$331.6	$257.1
Restricted cash	9.1	0.8
Accounts receivable, net	699.6	626.4
Unbilled receivables	103.9	104.5
Inventories, net	1,191.3	1,042.7
Other current assets	168.5	182.0
Total Current Assets	2,504.0	2,213.5
Property, plant and equipment, net	1,207.4	1,055.3
Operating lease assets	101.4	118.9
Goodwill and other intangible assets	1,863.6	1,691.5
Other assets	96.0	91.5
Total Assets	$5,772.4	$5,170.7
LIABILITIES
Accounts payable	$403.9	$430.0
Short-term debt, including current portion of long-term debt	49.0	53.8
Income taxes	51.3	26.2
Accrued expenses	508.2	386.6
Total Current Liabilities	1,012.4	896.6
Long-term debt	1,914.2	1,411.1
Accrued pension benefits	160.3	155.6
Accrued postretirement benefits	31.4	45.8
Long-term operating lease liabilities	65.2	77.6
Other non-current liabilities	236.0	206.3
Total Liabilities	3,419.5	2,793.0
EQUITY
The Timken Company shareholders' equity	2,268.3	2,294.9
Noncontrolling interest	84.6	82.8
Total Equity	2,352.9	2,377.7
Total Liabilities and Equity	$5,772.4	$5,170.7

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions)	2022	2021	2022	2021
Cash Provided by (Used in)
OPERATING ACTIVITIES
Net Income	$99.1	$66.7	$417.0	$381.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42.0	41.3	164.0	167.8
Impairment charges	—	—	38.3	4.5
Stock-based compensation expense	8.1	4.6	30.4	20.2
Pension and other postretirement income	(12.5)	(9.5)	(0.6)	(6.6)
Pension and other postretirement benefit contributions and payments	(3.1)	(6.3)	(14.6)	(24.5)
Changes in operating assets and liabilities:
Accounts receivable	83.5	71.8	(73.5)	(55.8)
Unbilled receivables	20.1	(18.9)	(26.0)	6.2
Inventories	1.5	(71.6)	(145.6)	(215.8)
Accounts payable	2.4	16.2	(10.2)	76.7
Accrued expenses	5.1	5.0	91.9	55.2
Income taxes	5.4	0.1	12.7	(6.6)
Other, net	(10.1)	3.4	(20.0)	(15.5)
Net Cash Provided by Operating Activities	$241.5	$102.8	$463.8	$387.3
INVESTING ACTIVITIES
Capital expenditures	$(55.9)	$(44.7)	$(178.4)	$(148.3)
Acquisitions, net of cash received	(301.3)	(0.3)	(453.7)	(7.5)
Proceeds from divestitures, net of cash divested	32.9	—	33.9	—
Investments in short-term marketable securities, net	(13.2)	(12.6)	14.6	(18.0)
Other, net	6.2	(0.3)	10.3	—
Net Cash Used in Investing Activities	$(331.3)	$(57.9)	$(573.3)	$(173.8)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(22.5)	$(22.7)	$(91.7)	$(92.2)
Purchase of treasury shares	(18.3)	(36.4)	(211.6)	(93.0)
Proceeds from exercise of stock options	4.3	0.6	8.5	26.0
Payments related to tax withholding for stock-based compensation	(1.2)	(0.3)	(10.7)	(23.8)
Net proceeds (payments) from credit facilities	75.0	14.8	93.4	(73.4)
Net proceeds (payments) on long-term debt	84.1	(2.9)	419.5	(12.4)
Other, net	(3.1)	—	(0.6)	(0.5)
Net Cash Provided by (Used in) Financing Activities	$118.3	$(46.9)	$206.8	$(269.3)
Effect of exchange rate changes on cash	10.6	(2.7)	(14.5)	(7.4)
Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	$39.1	$(4.7)	$82.8	$(63.2)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	301.6	262.6	257.9	321.1
Cash, Cash Equivalents and Restricted Cash at End of Period	$340.7	$257.9	$340.7	$257.9

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Reconciliations of Adjusted Net Income to GAAP Net Income and Adjusted Earnings Per Share to GAAP Earnings Per Share:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that the non-GAAP measures of adjusted net income and adjusted diluted earnings per share are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted net income and adjusted diluted earnings per share is useful to investors as these measures are representative of the Company's core operations.

(Dollars in millions, except share data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Net Income Attributable to The Timken Company	$97.2	$1.32	$62.9	$0.82	$407.4	$5.48	$369.1	$4.79

Adjustments: (1)
Impairment, restructuring and reorganization charges (2)	$3.8		$1.8		$39.5		$15.1
Corporate pension and other postretirement benefit related (income) expense (3)	(12.3)		(8.0)		2.9		0.3
Russia-related charges (4)	0.3		—		15.6		—
Acquisition-related charges (5)	9.1		0.2		14.8		2.3
Gain on divestitures and sale of real estate (6)	(2.9)		—		(2.9)		—
Tax indemnification and related items	0.3		0.2		0.3		0.2
Noncontrolling interest of above adjustments	0.4		(0.2)		(5.3)		—
Provision for income taxes (7)	(6.3)		2.7		(24.5)		(23.6)
Total Adjustments:	(7.6)	(0.10)	(3.3)	(0.04)	40.4	0.54	(5.7)	(0.07)
Adjusted Net Income Attributable to The Timken Company	$89.6	$1.22	$59.6	$0.78	$447.8	$6.02	$363.4	$4.72

(1) Adjustments are pre-tax, with the net tax provision listed separately.

(2) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; (iv) impairment of assets held for sale; and (v) related depreciation and amortization. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of Timken Aerospace Drives Systems, LLC ("ADS"). The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(3) Corporate pension and other postretirement benefit related (income) expense represents actuarial (gains) and losses that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and (gains) in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(4) Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables to reflect the current impact of Russia's invasion of Ukraine (and associated sanctions) on the Company's operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of its Timken-Rus Service Company ooo ("Timken Russia") business during the third quarter of 2022. Refer to Russia Operations in Management Discussion and Analysis within the Company's annual report on Form 10-K for additional information.

(5) Acquisition-related charges represent deal-related expenses associated with completed transactions and certain unsuccessful transactions, as well as any resulting inventory step-up impact. In addition, the 2021 acquisition-related charges includes an acquisition-related gain due to measurement period adjustments to the bargain purchase gain on the acquisition of the assets of Aurora that closed on November 30, 2020.

(6) Represents the net gain resulting from divestitures and the sale of real estate.

(7) Provision for income taxes includes the net tax impact on pre-tax adjustments (listed above), the impact of discrete tax items recorded during the respective periods as well as other adjustments to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

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Reconciliation of EBITDA to GAAP Net Income, EBITDA Margin to Net Income as a Percentage of Sales, and EBITDA Margin, After Adjustments, to Net Income as a Percentage of Sales, and EBITDA, After Adjustments, to Net Income:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company's performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that adjusted EBITDA, adjusted EBITDA margin and EBITDA margin are useful to investors as they are representative of the Company's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

(Dollars in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	Percentage to Net Sales	2021	Percentage to Net Sales	2022	Percentage to Net Sales	2021	Percentage to Net Sales
Net Income	$99.1	9.2%	$66.7	6.6%	$417.0	9.3%	$381.5	9.2%

Provision for income taxes	25.0		20.0		133.9		95.1
Interest expense	22.7		13.8		74.6		58.8
Interest income	(1.1)		(0.6)		(3.8)		(2.3)
Depreciation and amortization	42.0		41.3		164.0		167.8
Consolidated EBITDA	$187.7	17.3%	$141.2	14.0%	$785.7	17.5%	$700.9	17.0%

Adjustments:
Impairment, restructuring and reorganization charges (1)	$3.8		$1.8		$39.5		$14.3
Corporate pension and other postretirement benefit related (income) expense (2)	(12.3)		(8.0)		2.9		0.3
Russia-related charges (3)	0.3		—		15.6		—
Acquisition-related charges (4)	9.1		0.2		14.8		2.3
Gain on divestitures and sale of real estate (5)	(2.9)		—		(2.9)		—
Tax indemnification and related items	0.3		0.2		0.3		0.2
Total Adjustments	(1.7)	(0.1)%	(5.8)	(0.6)%	70.2	1.5%	17.1	0.4%
Adjusted EBITDA	$186.0	17.2%	$135.4	13.4%	$855.9	19.0%	$718.0	17.4%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets held for sale. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of ADS. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Corporate pension and other postretirement benefit related (income) expense represents actuarial (gains) and losses that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions or experience. The Company recognizes actuarial losses and (gains) in connection with the annual remeasurement in the fourth quarter, or if specific events trigger a remeasurement. Refer to the Retirement Benefit Plans and Other Postretirement Benefit Plans footnotes within the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q for additional discussion.

(3) Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables to reflect the current impact of Russia's invasion of Ukraine (and associated sanctions) on the Company's operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of its Timken Russia business during the third quarter of 2022. Refer to Russia Operations in Management Discussion and Analysis within the Company's annual report on Form 10-K for additional information.

(4) Acquisition-related charges represent deal-related expenses associated with completed transactions and certain unsuccessful transactions, as well as any resulting inventory step-up impact. In addition, the 2021 acquisition-related charges includes an acquisition-related gain due to measurement period adjustments to the bargain purchase gain on the acquisition of the assets of Aurora that closed on November 30, 2020.

(5) Represents the net gain resulting from divestitures and the sale of real estate.

11

Reconciliation of segment EBITDA Margin, After Adjustments, to segment EBITDA as a Percentage of Sales and segment EBITDA, After Adjustments, to segment EBITDA:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's Mobile Industries and Process Industries segment performance deemed useful to investors. Management believes that non-GAAP measures of adjusted EBITDA and adjusted EBITDA margin for the segments are useful to investors as they are representative of each segment's core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

Mobile Industries
	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollars in millions)	2022	Percentage to Net Sales	2021	Percentage to Net Sales	2022	Percentage to Net Sales	2021	Percentage to Net Sales
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$52.9	10.7%	$40.0	8.3%	$217.1	10.3%	$240.1	12.2%
Impairment, restructuring and reorganization charges (1)	2.6		1.0		35.4		7.3
Russia-related charges (2)	0.2		—		16.8		—
Acquisition-related charges (3)	3.1		0.1		3.1		0.7
Gain on divestitures and sale of real estate (4)	(2.9)		—		(2.7)		—
Tax indemnification and related items	0.3		0.2		0.3		0.2
Adjusted EBITDA	$56.2	11.3%	$41.3	8.6%	$270.0	12.8%	$248.3	12.6%

Process Industries
	Three Months Ended December 31,				Twelve Months Ended December 31,
(Dollars in millions)	2022	Percentage to Net Sales	2021	Percentage to Net Sales	2022	Percentage to Net Sales	2021	Percentage to Net Sales
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$137.1	23.4%	$104.4	19.8%	$621.5	26.0%	$506.3	23.4%
Impairment, restructuring and reorganization charges (1)	1.2		0.8		4.1		7.0
Russia-related charges (2)	0.1		—		(1.2)		—
Acquisition-related charges (3)	4.5		0.1		8.0		0.6
Gain on divestitures and sale of real estate (4)	—		—		(0.2)		—
Adjusted EBITDA	$142.9	24.4%	$105.3	20.0%	$632.2	26.4%	$513.9	23.7%

(1) Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives; and (iv) impairment of assets held for sale. Impairment, restructuring and reorganization charges for 2022 included $29.3 million related to the sale of ADS. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

(2) Russia-related charges include impairments or allowances recorded against certain property, plant and equipment, inventory and trade receivables to reflect the current impact of Russia's invasion of Ukraine (and associated sanctions) on the Company's operations. In addition to impairments and allowances recorded, the Company recorded a loss on the divestiture of its Timken Russia business during the third quarter of 2022. Refer to Russia Operations in Management Discussion and Analysis within the Company's annual report on Form 10-K for additional information.

(3) The acquisition-related charges represent the inventory step-up impact of the acquisitions.

(4) Represents the net gain resulting from divestitures and the sale of real estate.

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Reconciliation of Total Debt to Net Debt, the Ratio of Net Debt to Capital, and the Ratio of Net Debt to Adjusted EBITDA:
(Unaudited)
These reconciliations are provided as additional relevant information about the Company's financial position deemed useful to investors. Capital, used for the ratio of net debt to capital, is a non-GAAP measure defined as total debt less cash and cash equivalents plus total shareholders' equity. Management believes Net Debt, the Ratio of Net Debt to Capital, Adjusted EBITDA (see prior page), and the Ratio of Net Debt to Adjusted EBITDA are important measures of the Company's financial position, due to the amount of cash and cash equivalents on hand. The Company presents net debt to adjusted EBITDA because it believes it is more representative of the Company's financial position as it is reflective of the ability to cover its net debt obligations with results from its core operations.

(Dollars in millions)
			December 31, 2022	December 31, 2021
Short-term debt, including current portion of long-term debt			$49.0	$53.8
Long-term debt			1,914.2	1,411.1
Total Debt			$1,963.2	$1,464.9
Less: Cash and cash equivalents			(331.6)	(257.1)
Net Debt			$1,631.6	$1,207.8

Total Equity			$2,352.9	$2,377.7

Ratio of Net Debt to Capital			40.9%	33.7%

Adjusted EBITDA for the Twelve Months Ended			$855.9	$718.0

Ratio of Net Debt to Adjusted EBITDA			1.9	1.7

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
(Unaudited)
Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$241.5	$102.8	$463.8	$387.3
Less: capital expenditures	(55.9)	(44.7)	(178.4)	(148.3)
Free cash flow	$185.6	$58.1	$285.4	$239.0

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Reconciliation of Net Sales to Organic Sales
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's performance deemed useful to investors. Management believes that net sales, excluding the impact of acquisitions, divestitures and foreign currency exchange rate changes, allow investors and the Company to meaningfully evaluate the percentage change in net sales on a comparable basis from period to period.

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	$ Change	% Change
Net sales	$1,082.0	$1,007.3	$74.7	7.4%
Less: Acquisitions and divestitures	17.8	—	17.8	NM
Currency	(45.4)	—	(45.4)	NM
Net sales, excluding the impact of acquisitions, divestitures and currency	$1,109.6	$1,007.3	$102.3	10.2%

	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021	$ Change	% Change
Net sales	$4,496.7	$4,132.9	$363.8	8.8%
Less: Acquisitions and divestitures	28.2	—	28.2	NM
Currency	(142.4)	—	(142.4)	NM
Net sales, excluding the impact of acquisitions, divestitures and currency	$4,610.9	$4,132.9	$478.0	11.6%

Reconciliation of Adjusted Earnings per Share to GAAP Earnings per Share for Full Year 2023 Outlook:
(Unaudited)
The following reconciliation is provided as additional relevant information about the Company's outlook deemed useful to investors. Forecasted full year adjusted diluted earnings per share is an important financial measure that management believes is useful to investors as it is representative of the Company's expectation for the performance of its core business operations.

	Low End Earnings Per Share	High End Earnings Per Share
Forecasted full year GAAP diluted earnings per share	$5.80	$6.40

Forecasted Adjustments:
Restructuring and other special items, net (1)	0.20	0.20
Forecasted full year adjusted diluted earnings per share (prior definition)	$6.00	$6.60
Acquisition-related intangible amortization expense, net	0.50	0.50
Forecasted full year adjusted diluted earnings per share (excluding intangible amortization expense)	$6.50	$7.10

(1) Restructuring and other special items, net do not include the impact of any potential future mark-to-market pension and other postretirement remeasurement adjustments, because the amounts will not be known until incurred.

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